UNITED STATES
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SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

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ABEONA THERAPEUTICS INC.

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May 12, 2021

Dear Fellow Stockholders,

This letter relates to Abeona Therapeutics Inc.’s 2021 Proxy Statement. Specifically, I wish to call your attention to Proposal 2 in the 2021 Proxy Statement, which you should review in its entirety.

The Company’s Board of Directors currently comprises three director classes, each of which serves a three-year term. This is commonly known as a “classified” board structure. Proposal 2 of the 2021 Proxy Statement seeks to amend our Restated Certificate of Incorporation to eliminate the “classified” board structure. As set forth in the 2021 Proxy Statement, in recent years many public companies have eliminated their classified board structure in favor of annual elections of directors, aligning with investor interests and increasing accountability of directors to stockholders.

I believe that annual director elections are in keeping with corporate governance best practices and promote accountability by giving stockholders the timely opportunity to voice their satisfaction or concerns about the actions or inactions of any individual director every year. As such, I am fully supportive of the merits and intent of Proposal 2.

Two leading independent proxy advisory firms—Institutional Shareholder Services (“ISS”) and Glass Lewis—have recommended that stockholders vote affirmatively for Proposal 2.

The Board of Directors of the Company recommends that stockholders vote “FOR” Proposal 2 to approve the amendment to the Company’s Restated Certificate of Incorporation to de-classify the Board so that all directors are elected annually.

Even if you only have a small number of shares, your vote matters.

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC, at 1-800-607-0088.

Warmest Regards,

Michael Amoroso

President, Chief Executive Officer and Director

1330 Avenue of the Americas, 33rd floor, New York, NY 10019

AbeonaTherapeutics.com